SERVICING AGREEMENT

Gentleman:

         We wish to enter into this Servicing Agreement with you concerning provision of support services to your shareholders ("Shareholders") who may from time to time beneficially own shares of the Series A Common Stock of any Fund except the Institutional Money Market Fund offered by Firstar Funds, Inc.

         The terms and conditions of this Servicing Agreement are as follows:

Section 1. You agree to provide, either directly or through your agents, including your transfer agent, the following support services to Shareholders who may from time to time beneficially own Series A shares:1 (i) processing dividend and distribution payments from us on behalf of Shareholders; (ii) providing information periodically to Shareholders showing their positions in Series A Shares; (iii) arranging for bank wires; (iv) responding to Shareholder inquiries relating to the services performed by you ; (v) providing subaccounting with respect to Series A shares beneficially owned by Shareholders or the information to us necessary for subaccounting; (iv) if required by law, forwarding shareholder communication from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Shareholders; (vii) processing exchange and redemption requests from Shareholders and placing net exchange and redemption orders with our service contractors; (viii) assisting Shareholders in changing dividend options, account designations and addressees; (ix) developing, monitoring and providing ongoing consulting services regarding expedited purchase, redemption and exchange programs (the " Program") relating to the purchase of Series A Shares by Shareholders who also won shares of other unaffiliated investment companies; (x) reviewing the description of the Program in the materials prepared by us and such other investment companies for distribution to Shareholders; (xi) responding to telephone inquiries from Shareholders regarding the Programs and their investments in Series A Shares; (xii) acting as a liaison between shareholders and us, including assistance in correcting errors and resolving problems; (xiii) providing such statistical and other information as we may reasonably request or may be necessary for us to comply with applicable federal and state laws; and (xiv) providing such other similar services as we may reasonably request to the extent you are permitted to do sp under applicable statutes, rules and regulations.

         Section 2. You will provide such office space and equipment, telephone facilities and personnel (which may be an part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance to Shareholders.


--------------------------------------------------------------------------------
 1 Services may be modified or omitted in the particular case and items renumbered.

         Section 3. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us of the Series A Shares except those contained in our then current prospectuses and statements of additional information for Series A Shares, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

         Section 4. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, except as provided below you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Series A Shares (or orders relating to the same) by or on behalf of Shareholders. We hereby agree to and do release, indemnify and hold you harmless from and against any and all direct or indirect losses resulting from any materially mistatements or omissions contained in any prospectus, statement of additional information, supplemental sales literature or advertising provided to you pursuant to Section 3 of this agreement. You and your employees will, upon request, be reasonably available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

         Section 5. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate of 0 of 1% of the average daily net asset value of the Series A Shares beneficially owned by your Shareholders (the "Shareholders' Series A Shares"), which fee will be computed daily and payable monthly. For purposes of determining the fees payable under this Section 5, the average daily net asset value of the Shareholders' Series A Shares will by computed in the manner specified in our Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Series A Shares for purposes of purchases and redemptions. The fee rate stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Series A Share, including the sale of Series A Shares to you for the account of any Shareholder or Shareholders. All fees payable by Firstar Funds under this Agreement with respect to the Series A Shares of a particular Fund shall be borne by, and be payable entirely out of the assets allocable to, said Series A Shares; and no other Fund or series of Shares offered by Firstar Funds shall be responsible for such fees.

         Section 6. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Directors, and our Directors will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Shareholders of the services described herein), and will otherwise reasonably cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Directors concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

         Section 7. We may enter into other similar Agreements with any other person or persons without your consent.

         Section 8. By your written acceptance of this Agreement, you represent, warrant and agree that the services provided by you under this Agreement will in no event be primarily intended to result in the sale of Series A Shares.

         Section 9. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue until February 28, 1999, and thereafter will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by us in the manner described in Section 12. This Agreement is terminable with respect to the Series A Shares of any Fund, without penalty, at any time by us (which termination may be by a vote of a majority of the Disinterested Directors as defined in Section
12) or by you upon notice to the other party hereto. This Agreement will also terminate automatically in the event of its assignment (as defined in the Investment Company Act of 1940).

         Section 10. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the following addresses.

 Correspondences to Firstar:                   Correspondences to Lord Asset Management Trust
----------------------------                   ----------------------------------------------
 Firstar Mutual Fund Services, LLC             Thomas White International, Ltd.
 615 East Michigan Avenue                      440 South LaSalle Street, Suite 3900
 Milwaukee, WI  53202                          Chicago, IL  60605

         Section 11. This Agreement will be construed in accordance with the laws of the State of Wisconsin.

         Section 12. This  Agreement  has been approved by vote of a majority of
(i) our Board of Directors and (ii) those Directors who are not "interested persons" (as defined in the Investment Company Act of 1940) of us and have no direct or indirect financial interest in the operation of the Service Plan adopted by us or in any agreement related thereto cast in person at a meeting called for the purpose of voting on such approval ("Disinterested Directors").

         If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us.

                                                     Very truly yours,

                                                     FIRSTAR FUNDS, INC.


                                                     By:________________________
Date:____________________                                 (Authorized Officer)

                                                     Accepted and Agreed to:
                                                     Lord Asset Management Trust


                                                     By:________________________
Date:_____________________                                (Authorized Officer)